UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  April 10, 2006

DexCom, Inc.

(Exact Name of the Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-51222	33-0857544
(Commission File Number)	(IRS Employer Identification No.)

5555 Oberlin Drive, San Diego, CA	92121
(Address of Principal Executive Offices)	(Zip Code)

(858) 200-0200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Offer Letter Agreement with Steven R. Pacelli

Steven R. Pacelli will join DexCom, Inc. (the “Company”) as Vice President of Legal Affairs pursuant to an offer letter agreement signed on April 10, 2006.  Mr. Pacelli will be entitled to a yearly salary of $205,000 and a signing bonus of $50,000 to be paid on Mr. Pacelli’s first day with the Company.  Upon joining the Company, Mr. Pacelli will receive an option to purchase 100,000 shares of the Company’s common stock.  The option will vest over a period of four years.

The offer letter also contains a change of control arrangement, which provides that in the event of a change of control and in connection with, or within 12 months following, the change of control, the Company terminates Mr. Pacelli’s employment without cause or constructively terminates Mr. Pacelli, all unvested shares of the Company’s common stock subject to all options granted to Mr. Pacelli will fully vest. The Company has also agreed that in the event it terminates Mr. Pacelli without cause, then Mr. Pacelli will receive six months salary as severance. In each case, the Company’s obligation to make any severance payments is expressly conditioned upon Mr. Pacelli’s execution and delivery of a general release and waiver of all claims.

Prior to joining DexCom, Mr. Pacelli served as a corporate attorney with Stradling Yocca Carlson & Rauth. From January 2001 to March 2003, Mr. Pacelli served as Vice President of Corporate Development, Secretary and General Counsel of Axcelerant, Inc., a provider of secure managed business network services. From January 2000 to January 2001, Mr. Pacelli served as Vice President, Secretary and General Counsel of Flashcom, Inc., a provider of consumer broadband DSL services. Mr. Pacelli received a B.A. from the University of California, Los Angeles and a J.D. from the University of Virginia. Mr. Pacelli is a member of the State Bar of California.

Non-Employee Director Compensation

The following description of non-employee director compensation is intended to supersede the disclosure related to such compensation in the Form 8-K filed on April 7, 2006.

On April 4, 2006, the Company’s Board of Directors approved an increase in compensation payable to non-employee members of the Board. The change in compensation is as follows: (1) the payment to non-employee directors for attendance of Board of Directors or committee meetings will increase to $1,750 per meeting from $1,500 per meeting; (2) the payment to non-employee directors for attendance of telephonic Board of Directors or committee meetings will increase to $1,250 per meeting from $1,000 per meeting; (3) committee chairpersons shall also receive additional payments of $1,750 and $1,250 for attendance of meetings and telephonic meetings, respectively, which increased from $1,500 and $1,000, respectively; (4) the chairperson of the Board of Directors shall receive an annual retainer of $20,000, an increase from $10,000; (5) the chairperson of the audit committee shall receive an annual retainer of $15,000, an increase from $5,000; (6) chairpersons of the nominating and governance committee and the compensation committee shall each receive an annual retainer of $5,000, whereas in the past they did not receive a separate retainer.  All non-employee members of the Board will continue to receive an annual retainer of $20,000.

In addition, the Board approved an increase in the annual option grant to non-employee directors. If approved by stockholders at the Company’s 2006 Annual Meeting, each non-employee director will annually receive an option for 20,000 shares of common stock instead of 10,000 shares.  Upon first joining the Board, non-employee directors receive an option for 25,000 shares, which does not represent a change from past practice.

ITEM 9.01.  FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit Number	Description of Exhibit
99.01	Offer Letter Agreement, dated April 10, 2006, between Steven R. Pacelli and DexCom, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DEXCOM, INC.

By:	/s/ Steven J. Kemper
Steven J. Kemper Chief Financial Officer

Date:  April 13, 2006

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
99.01	Offer Letter Agreement, dated April 10, 2006, between Steven R. Pacelli and DexCom, Inc.